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                                                                    EXHIBIT 12

                                 AMR CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                        Three Months Ended                 Six Months Ended
                                                                             June 30,                          June 30,
                                                                     -------------------------         -----------------------
                                                                       2000             1999             2000           1999
                                                                     ---------        --------         ---------      --------
  Earnings:
     Earnings from continuing operations before income
       taxes                                                         $     522        $    360         $     679      $    400

     Add:  Total fixed charges (per below)                                 448             424               889           837

     Less:  Interest capitalized                                            36              29                74            62
                                                                     ---------        --------         ---------      --------
        Total earnings                                               $     934        $    755         $   1,494      $  1,175
                                                                     =========        ========         =========      ========

  Fixed charges:
     Interest, including interest capitalized                        $     111        $     92         $     226      $    183

     Portion of rental expense representative of the interest
       factor                                                              332             329               654           649

     Amortization of debt expense                                            5               3                 9             5
                                                                     ---------        --------         ---------      --------
        Total fixed charges                                          $     448        $    424         $     889      $    837
                                                                     =========        ========         =========      ========

  Ratio of earnings to fixed charges                                      2.08            1.78              1.68          1.40
                                                                     =========        ========         =========      ========